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                                                                     EXHIBIT 5.1

                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

                                  May 28, 1999

K.Swiss Inc.
31248 Oak Crest Drive
Westlake Village, California  91361

Re:  K.Swiss Inc. -- Registration Statement on Form S-8

Ladies and Gentlemen:

     As special counsel to K.Swiss Inc., a Delaware corporation (the "Company"), we are familiar with the activities of the Company and its corporate records.
We have participated in the authorization and preparation of the K.Swiss Inc. 1999 Stock Incentive Plan (the "Plan") and the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company under the Securities Act of 1933, as amended, for the purpose of registering 600,000 shares of Class A Common Stock, par value $.01 per share, of the Company for use in connection with the Plan (the "Shares").

     On the basis of our knowledge of the Company's activities and its corporate records, we are of the opinion that the Shares will be legally issued, fully paid and nonassessable when issued and paid for in accordance with the Plan.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Sincerely,

                              /s/ Gibson, Dunn & Crutcher LLP

                              GIBSON, DUNN & CRUTCHER LLP